Exhibit 10.35

Sucampo Pharmaceuticals, Inc.

Non-Employee Director Compensation Summary

This summary applies to each director of Sucampo Pharmaceuticals, Inc. (the “Company”) who is not a Company employee (a “Non-Employee Director”). Directors who are employed by the Company do not receive additional compensation for their service on the Board or its Committees.

Each Non-Employee Director receives an annual retainer of $55,000 for service as a director. An additional annual retainer of $30,000 is paid to the Chairperson of the Board or, if such individual is not a Non-Employee Director, to the Lead Independent Director instead. All annual retainers are paid in monthly installments.

Each member of the Audit Committee receives an annual retainer of $12,500; the Chair of the Audit Committee receives an additional annual retainer of $15,000.

Each member of the Compensation Committee receives an annual retainer of $10,000; the Chair of the Compensation Committee receives an additional annual retainer of $8,500.

Each member of the Nominating & Corporate Governance Committee receives an annual retainer of $6,000; the Chair of the Nominating & Corporate Governance Committee receives an additional annual retainer of $8,500.

Upon election or appointment to the Board, each Non-employee Director, is granted a non-qualified stock option to purchase 30,000 shares of Company class A common stock, which vests in 12 equal quarterly installments at the end of each successive three-month period following the grant date through the third anniversary of the grant date. On the date of each annual meeting of the Company’s stockholders, each Non-employee Director is granted a non-qualified stock option to purchase 20,000 shares of Company class A common stock, which vests in 12 equal installments at the end of each successive one-month period following the grant date through the first anniversary of the grant date.